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                                                                  EXHIBIT 10.1

                           LOAN MODIFICATION AGREEMENT


     This Loan Modification Agreement ("this Agreement") is made as of December 19, 1997 between Summa Four, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (successor by merger to Fleet Bank of Massachusetts, N.A.) (the "Bank"). For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank act and agree as follows:

     1. Reference is made to: (i) that certain letter agreement dated October 15, 1992, (the "Letter Agreement") between the Borrower and Fleet Bank of Massachusetts N.A., as amended by letter dated July 28, 1993, August 2, 1994, August 24, 1996 and August 30 1996 (as so amended, the "Letter Agreement"), the Bank having succeeded to the rights of Fleet Bank of Massachusetts, N.A. thereunder; (ii) that certain $6,000,000 face principal amount promissory note dated August 24, 1995 (the "Revolving Note") made by the Borrower and payable to the order of the Fleet Bank of Massachusetts, N.A. the Bank having succeeded to the rights of Fleet Bank of Massachusetts, N.A. thereunder; (iii) that certain Inventory and Accounts Receivable Security Agreement dated October 15, 1992 (the "IAR Security Agreement") given by the Borrower to the Fleet Bank of Massachusetts, N.A., the Bank having succeeded to the rights of Fleet Bank of Massachusetts, N.A. thereunder; and (iv) that certain $6,000,000 face principal amount promissory note of even date herewith (the "1997 Revolving Note") made by the Borrower and payable to the Bank. The Letter Agreement, the 1997 Revolving Note and the IAR Security Agreement are hereinafter collectively referred to as the "Financing Documents".

     2. The Borrower has been in default under the Letter Agreement as at June 30, 1997, by reason of its failure to comply with Section 3.10 (Profitability). The Bank hereby waives the Borrower's violation of Section 3.10 of the Letter Agreement as at June 30, l997; provided that (i) the waiver contained in this sentence will not be deemed to apply to any provision of the Letter Agreement other than said Section 3.10 and (ji) the waiver contained in this sentence will not be deemed to apply as at any date other than as at June 30, 1997.

     3. The Letter Agreement is hereby amended, effective as of the date hereof:

     a. By providing that all references therein to the "Bank" will be deemed to refer to Fleet National Bank.

     b. By deleting in its entirety clause (i) of Section 1.1 of the Letter Agreement and by substituting the following its stead the following:

        "(i) that certain $6,000,000 face principal amount promissory note (the '1997 Revolving Note') dated



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        December 19, 1997 made by the Borrower and payable to the order of the
        Bank;"

As a result, all references in the Letter Agreement to a "Revolving Note" will be deemed to refer to the 1997 Revolving Note.

     c. By deleting in its entirety Sections 3.10 of the Letter Agreement and substituting in its stead the following language:

          "3.10 PROFITABILITY". The Borrower's net loss will not exceed $1,000,000 for the fiscal quarter ending September 30, 1997. The Borrower's Net Loss will not exceed $750,000 for the fiscal quarter ending December 31,1997. The Borrower's Net Loss will not exceed $250,000 for the fiscal quarter ending March 31, 1998. The Borrower will achieve Net Income of at least $ 1.00 for the fiscal quarter ending June 30, 1998 and for each fiscal quarter-end thereafter.

     d. By deleting in its entirety Section 6.3 and substituting in its stead the following language:

          "6.3 FACILITY FEES. The Borrower will pay to the Bank on the first day of each month, commencing November 1, 1997 and continuing thereafter, as long as the within-described revolving loan arrangements are in effect, and on the Expiration Date, a non-refundable monthly facility fee payable in arrears, which fee shall be computed at the rate of one-fourth of one (1/4%) percent per annum of the Maximum Revolving Amount (appropriately pro-rated for any partial calendar month). In addition, if the financing arrangements established by this Letter Agreement are terminated by the Borrower at any time or by the Bank as the result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding sentence from the date of such termination through the Expiration Date. Fees described in this Section 6.3 are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services made available to the Borrower.

     e. By deleting in its entirety the definition of "Expiration Date" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

        "'Expiration Date' - September 1, 1998, unless extended by the Bank,

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        which extension may be given or withheld by the Bank in its sole discretion."

     f. By deleting in its entirety the definition of "Maximum Revolving Amount" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

        "'Maximum Revolving Amount' - Six Million ($6,000,000) Dollars."

As a result, from and after the date hereof; for tile purposes of the Letter Agreement and the other Financing Documents, the "Expiration Date" will be deemed to be September 1, 1998.

     4. Simultaneously with the execution and delivery of this Agreement, the Borrower is executing and delivering to the Bank the 1997 Revolving Note, in substitution for the Revolving Note dated as of August 24,1995. The 1997 Revolving Note is a $6,000,000 promissory note of The Borrower, substantially in the form attached hereto as Exhibit I. Wherever in any of the Financing Documents or in any certificate or opinion to be delivered in connection therewith, reference is made to a "Revolving Note", from and after the date hereof same wilt be deemed to refer to the 1997 Revolving Note.

     5. In order to induce the Bank to enter into this Agreement, the Borrower further represents and warrants as follows:

     a. The execution, delivery and performance of this Agreement and the 1997 Revolving Note have been duly authorized by the Borrower by all necessary corporate and other action, will not require the consent of any third party and will not conflict with, violate the provisions of or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could cause a default on the part of the Borrower under its charter documents or by-laws or under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document, or result in the imposition of any lien or encumbrance (except in favor of the Bank) on any property or assets of the Borrower.

     b. The Borrower has duly executed and delivered this Agreement.

     c. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

     d. The statements, representations and warranties made in the Letter Agreement and in the IAR Security Agreement continue to be and/or correct as of the date hereof; except as amended, updated and/or supplemented by the attached Supplemental Disclosure Schedule.

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     e. Giving effect to the waivers and Amendments contained in this Agreement, the covenants and agreements of the Borrower contained in the Letter Agreement and in the IAR Security Agreement have been complied with on and as of the date hereof.

     f. Giving effect to the waivers and amendments contained in this Agreement, no event which constitutes or which, with notice or lapse of time, or both, could constitute, an Event of Default (as defined in the Letter Agreement) has occurred and is continuing.

     g. No Material adverse change has occurred in the financial condition of the Borrower from that disclosed in the quarterly financial statements of the Borrower as at June 30, 1997, heretofore furnished to the Bank.

     5. Except as expressly affected hereby, the Letter Agreement and each of the other Financing Documents remains in full force and effect as hereto.






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